IMAX CORPORATION
Exhibit 99.1

IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX COMMENCES CONSENT SOLICITATION FROM HOLDERS OF ITS SENIOR NOTES AND
ANNOUNCES TWO-THIRDS OF REQUIRED CONSENTS HAVE ALREADY BEEN OBTAINED
Toronto, Canada – April 3, 2007 – IMAX Corporation (NASDAQ:IMAX; TSX:IMX) announced today that it is soliciting consents (the “Consent Solicitation”) from the holders of its $160 million aggregate principal amount of outstanding 9 5/8% Senior Notes due 2010 (the “Senior Notes”) to extend the deadline to file its Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports required to be filed by it under the Securities Exchange Act of 1934, until May 31, 2007 or at its election until June 30, 2007. The consent of a majority of the holders of the principal amount of the outstanding Senior Notes is required to extend the filing deadline, and approximately 67% of the required consents have already been obtained. The consent will constitute a waiver of any defaults or event of defaults arising from the Company’s failing to file its 10-K prior to its deadline, including pursuant to a notice of default it will receive from the Trustee under the Indenture.
Holders of the Senior Notes are referred to the Company’s Consent Solicitation Statement dated April 3, 2007 and the related Consent Form, which are being mailed to holders, for the detailed terms and conditions of the Consent Solicitation. The record date for determining the holders who are entitled to consent was 5:30 p.m., New York City time, on March 28, 2007. The Consent Solicitation will expire at 5:01 p.m., New York City time, on April 12, 2007, unless extended.
The Company is offering holders a consent fee of $10.00 in cash for each $1,000 in principal amount of Senior Notes for their consent to the extension of the filing deadline until May 31, 2007 (plus applicable cure period), with the option by the Company to extend the filing deadline until June 30, 2007 (plus applicable cure period), all subject to the terms of the Consent Solicitation. If the Company elects to extend the filing deadline until June 30, 2007, shortly after notice of such election, it will pay holders an additional consent fee of $5.00 in cash for each $1,000 in principal amount of Senior Notes.
As previously disclosed, the Company has not yet filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2006 in order to allow additional time to complete a previously announced restatement due to certain accounting errors, and to allow an internal review of its accounting relating in particular to its revenue recognition policies.
     The Company has retained Global Bondholder Services Corporation to serve as its information agent and tabulation agent for the Consent Solicitation. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 857-2200 (toll-free) or (212) 430-3774. The Company has also retained Credit Suisse as solicitation agent for the Consent Solicitation. Questions concerning the terms of the Consent Solicitation should be directed to Credit Suisse, Attention: Liability Management Group, at (212) 325-7596 (collect).
This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Consent Solicitation is being made solely pursuant to the Company’s Consent Solicitation Statement dated April 3, 2007 and the related Consent Form.

About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX® network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2006, there were 280 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX MPX® and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include the outcome of the accounting review and related matters discussed in this press release, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting, the ability to satisfy the reporting covenant by the amended filing deadlines, risks associated with the inability to obtain the requisite consents, the extent and impact of the restatement of our financial statements and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
     For additional information please contact:

Media:	Business Media:	Investors:
IMAX Corporation, New York	Sloane & Company, New York	Integrated Corporate Relations
Sarah Gormley	Whit Clay	Amanda Mullin
212-821-0155	212-446-1864	203-682-8243
sgormley@imax.com	wclay@sloanepr.com	Amanda.Mullin@icrinc.com